Exhibit 10.1

EXECUTIVE RELEASE AGREEMENT

This RELEASE AGREEMENT (this “Agreement”) dated March 26, 2025, is made and entered into by and between Six Flags Entertainment Corporation, a Delaware corporation (the “Company”), and Bob White (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an Employment Agreement dated October 8, 2024 (the “Employment Agreement”); and

WHEREAS, the Executive’s employment with the Company is terminating effective May 02, 2025 (“Separation Date”), and Executive shall be receiving the severance payments and benefits set forth in Section 6 of the Employment Agreement in accordance with the terms thereof.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and the Executive agree as follows:

1. General Release and Waiver of Claims.

(a) In consideration of Executive’s right to receive the severance payments and benefits set forth in Section 6 of the Employment Agreement (as specified for clarity on Exhibit A), the Executive, on behalf of himself and his heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter collectively referred to for purposes of this Section 1 as “Executive”), hereby agrees to irrevocably and unconditionally waive, release and forever discharge the Company and its past, present and future affiliates and related entities, parent and subsidiary corporations, divisions, shareholders, predecessors, current, former and future officers, directors, employees, trustees, fiduciaries, administrators, executives, agents, representatives, successors and assigns (collectively, the “Company Released Parties”) from any and all waivable claims, charges, demands, sums of money, actions, rights, promises, agreements, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, whether known or unknown, existing or contingent, suspected or unsuspected, apparent or concealed, foreign or domestic (hereinafter collectively referred to as “claims”) which he has now or in the future may claim to have against any or all of the Company Released Parties based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred prior to the date of the Executive’s execution of this Agreement, and will reaffirm such release provisions as of the Separation Date and will execute Exhibit B on or within 45 days after the Separation Date. Such claims include, without limitation, claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq .; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq .; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq .; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq .; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the Equal Pay Act of 1963, 29 U.S.C. § 206(d); Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1681 et seq .; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; any other federal, state or local statutory laws relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise; or any other federal, state or local constitution, statute, rule, or regulation, including, but not limited to, any ordinance addressing fair employment practices; any claims for employment or reemployment by the Company Released Parties; any common law claims, including but not limited to actions in tort, defamation and breach of contract; any claim or damage arising out of Executive’s employment with or separation from the Company Released Parties (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; and any and all claims for counsel fees and cost.

(b) The Company, on behalf of itself and the other Company Related Parties, hereby agrees to irrevocably and unconditionally waive, release and forever discharge the Executive from any and all claims (as defined above) which such parties have now or in the future may claim to have against Executive based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred prior to the date of the Executive’s execution of this Agreement.

(c) To the fullest extent permitted by law, and subject to the provisions of Section 1.d and 1.e below, Executive and the Company (each a “party”) represents and affirms that such party has not filed or caused to be filed on their behalf any claim for relief against the other party or any releasee and, to the best of their knowledge and belief, no outstanding claims for relief have been filed or asserted against the other party or any releasee on their behalf. In the event either party has filed or caused to be filed on their behalf any such claim for relief, such party shall promptly withdraw and dismiss such claim with prejudice.

(d) In waiving and releasing any and all waivable claims whether or not now known, Executive and the Company understands that this means that, if they later discovers facts different from or in addition to those facts currently known by them, or believed by them to be true, the waivers and releases of this Agreement will remain effective in all respects — despite such different or additional facts and the later discovery of such facts, even if the party would not have agreed to this Agreement if such party had prior knowledge of such facts.

(e) Nothing in this Section 1, or elsewhere in this Agreement, prevents or prohibits Executive from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, Executive understands that, because Executive is waiving and releasing, among other things, any and all claims for monetary damages and any other form of personal relief (per Section 1.a above), Executive may only seek and receive non-monetary forms of relief through any such claim.

(f) Nothing in this Section 1, or elsewhere in this Agreement, is intended as, or shall be deemed or operate as, a release by the Executive (i) of any claims for payments to which the Executive is entitled under the express language of Section 6 of the Employment Agreement, (ii) of any claims for vested benefits (e.g., medical or 401(k) benefits) and (iii) of any right that the Executive had immediately prior to his termination of employment to be indemnified by any Company Released Party or to coverage under any directors and officers insurance policy and any run-off policy thereto.

2. No Admission of Liability. It is understood that nothing in this Agreement is to be construed as an admission on behalf of the Company Released Parties or the Executive of any wrongdoing with respect to the other party, any such wrongdoing being expressly denied.

3. Acknowledgement of Waiver and Release of Claims Under ADEA.

(a) The Executive acknowledges that, pursuant to Section 1 hereof, he is agreeing to waive and release any claims he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that he is doing so knowingly and voluntarily. The Executive also acknowledges that the consideration given for the ADEA waiver and release under this Agreement is in addition to anything of value to which the Executive was already entitled. The Executive further acknowledges that he has been advised by the Company, as required by the ADEA, that:

(i) the ADEA waiver and release contained in this Agreement does not apply to any rights or claims that may arise after the date he signs this Agreement;

(ii) he should consult with an attorney prior to signing this Agreement (although he may choose voluntarily not to do so);

(iii) he has forty-five (45) days within which to consider this Agreement including the information provided in Schedule A hereto (although he may choose voluntarily to sign it earlier);

(iv) he has seven (7) days following the date he signs this Agreement to revoke this Agreement by delivering a written notice of such revocation to Brian Nurse, Chief Legay & Compliance Officer and Corporate Secretary, 8701 Red Oak, Charlotte, NC 28217; and

(v) this Agreement shall not become effective or enforceable until the first day following the end of the seven-day revocation period; provided that the Executive has signed, returned and not revoked this Agreement in accordance with the terms hereof.

(b) Nothing in this Agreement shall prevent the Executive from challenging or seeking a determination in good faith of the validity of the ADEA waiver and release contained in this Agreement, nor does it prevent the Executive from filing a charge with the EEOC to enforce the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

4. Miscellaneous.

(a) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Ohio without giving effect to its conflict of laws principles.

(b) Consent to Jurisdiction. Any action by the parties hereto related to this Agreement may be instituted in any state or federal court having proper subject matter jurisdiction located within the State of Ohio, or in any other court in which jurisdiction is otherwise proper. Accordingly, the Company and the Executive irrevocably and unconditionally (a) submit to the jurisdiction of any such court and (b) waive any objection to the laying of venue of any such action brought in such court and (ii) any claim that any such action brought in any such court has been brought in an inconvenient forum.

(c) Prior Agreements. Unless stated otherwise expressly herein, the terms and conditions of the Employment Agreement shall remain in full force and effect.

(d) Construction. There shall be no presumption that any ambiguity in this Agreement should be resolved in favor of one party hereto and against another party hereto. Any controversy concerning the construction of this Agreement shall be decided neutrally without regard to authorship.

(e) Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original, and such counterparts will, when executed by the parties hereto, together constitute but one agreement. Facsimile and electronic signatures shall be deemed to be the equivalent of manually signed originals.

THE UNDERSIGNED HAVE CAREFULLY READ THE FOREGOING AGREEMENT, KNOW THE CONTENTS THEREOF, FULLY UNDERSTAND IT, AND SIGN THE SAME AS HIS OR ITS OWN FREE ACT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

COMPANY

By:	/s/ Richard Zimmerman
Name: Richard Zimmerman
Title: President and CEO

EXECUTIVE

/s/ Bob White

Schedule A

Decisional Unit and Participation Selection

The following information is provided to you because you have been selected for inclusion in an exit incentive or termination program offered to a group of executive level employees of the Company in connection with a 2025 reorganization/restructuring effort to streamline our operating model. You should consider this information as part of the Confidential Severance and Release Agreement (“Agreement”) that the Company has given you.

(A)	The class, unit, or group of individuals considered for inclusion in the program (i.e., your “decisional unit”) consists of those employees directly reporting to the Chief Operating Officer.

(B)	All individuals in the decisional unit who opted for termination are eligible to receive a severance offering as outlined in the Agreement.

(C)

All employees employed by Company age 40 and over who are being offered consideration in exchange for signing a waiver and release of claims must sign the Agreement and return it to Company within 45 days after receiving the Agreement. Employees age 40 and over who sign and return the Agreement may revoke it within the time period specified in the Agreement.

(D)

The following is a list of the job titles and ages (as of February 13, 2025) of persons in the decisional unit who were selected for participation in termination program (and offered consideration for signing a waiver as part of the program) and those who opted to participate and whose employment will terminate under the program:

Position/Title; Age	Selected	Terminating
Chief Commercial Officer – 65	Y	Y
SVP, Creative Development – 61	Y	Y
SVP, Security, Safety, Health & Environment – 60	Y	N
SVP, In-Park Retail – 58	Y	Y
SVP, Regional Park Operations – 62	Y	Y
SVP, Regional Park Operations – 53	Y	N
SVP, Regional Park Operations – 62	Y	N

EXHIBIT A – Severance Pay and Benefits

(a)	Executive’s accrued and unpaid Base Salary and vacation through the Separation Date, and any reimbursement of expenses;

(b)	If applicable, any Annual Cash Incentive award earned for 2024, payable at the same time such payment would be made if Executive continued to be employed by the Company;

(c)	a pro-rata portion of Executive’s Annual Cash Incentive award for 2025, payable at the same time that other senior executives of the Company receive bonus payments for 2025;

(d)

an after-tax lump sum amount equal to thirty (30) months of premiums for continuation coverage under COBRA under the Company’s group medical plans as in effect from time to time, less the amount of Executive’s portion of such premiums determined as if Executive were an active employee;

(e)	a lump sum payment of $2,070,000, which is the amount equal to two and one half (2.5) times Executive’s Base Salary and target Annual Cash Incentive;

(f)

full and immediate vesting in all of Executive’s equity awards under the Stock Incentive Plan and all Rollover Equity, in each case, then held by Executive as of the Separation Date, provided further that any equity awards conditioned upon performance criteria, goals or objectives that so vest fully and immediately upon such a termination shall be payable at target.

EXHIBIT B – Release Affirmation

(do not sign until Separation Date)

I Bob White (“Executive”) hereby reaffirm the Release Agreement dated March 10, 2025, with all release provisions incorporated herein and effective through the Separation Date and as of the date below.

EXECUTIVE:

_______________________________ Date: ____________________